CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of (i) our report dated August 28, 2012, with respect to the financial statements of SCS Hedged opportunities (1099) Fund, LLC and (ii) our report dated May 25, 2012, with respect to the financial statements of SCS Hedged Opportunities Master Fund, LLC, each as incorporated herein by reference, and to the references to our firm under the headings “Summary – Independent  Auditors” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
August 31, 2012